TBS INTERNATIONAL RECEIVES OVERWHELMING SUPPORT FROM BANKS ON COMPREHENSIVE DEBT RESTRUCTURING

•	Files Pre-Packaged Chapter 11 Cases and Plan of Reorganization voted on and accepted by Lenders
•	Seeks permission to pay all foreign and critical trade creditors without disruption
•	Plan of Reorganization pays all unsecured creditors in full upon exit
•	$42.8 million debtor in possession financing will provide ample liquidity
•	Existing management and operations to continue uninterrupted

DUBLIN, IRELAND – February 6, 2012 – TBS International plc (NASDAQ: TBSI) announced today that it has reached an agreement with its lenders on the terms of a comprehensive debt restructuring.  The proposed plan will restructure the Company’s secured debt and pay in full allowed claims of unsecured creditors, to align the Company’s operations and capital structure with the current and expected demand in the global markets.  To implement the restructuring, the Company and its subsidiaries negotiated and received affirmative votes from all voting lenders to accept a pre-packaged chapter 11 Plan of Reorganization (“Plan”) that was filed today with the United States Bankruptcy Court in the Southern District of New York.  With the full support of its lenders, the Company has requested a prompt combined hearing to approve the disclosure statement for the Plan and to confirm the Plan.

The Company is taking actions necessary to ensure that the chapter 11 filing does not affect the Company’s operations, its vendors or customers.  The Company’s operations will continue as usual during the chapter 11 process, which is expected to be concluded within 60 days.  The Company has sought approval to pay all foreign and critical vendors in the ordinary course, as well as customary relief to continue its wage and benefit programs for its employees.  Pursuant to the Plan, ownership of the Company's operating subsidiaries will be transferred to a newly-formed entity that will be owned principally by the lenders.  Old equity holders will receive no distributions, and the Company will cease to be a reporting public company.

Notably, the Company has, subject to court approval, obtained debtor-in-possession (DIP) financing of $42.8 million to fund operations during the Chapter 11 cases.  This financing is provided entirely by the Company’s existing lenders, including Bank of America, DVB Bank, Toronto Dominion Bank and Credit Suisse.  Under the Plan, the DIP financing claims and pre-petition secured debt are to be restructured so as to provide new liquidity, extended maturity dates and other terms sufficient to permit the new entity's successful emergence from Chapter 11 and future viability.

“We are very pleased that our banks are supportive of the steps we have taken to improve our balance sheet and, through it, the long-term health of our Company,” said Joseph E. Royce, Chairman, Chief Executive Officer and President.  “As a result of the restructuring, we should be positioned to be a financially sound competitor in our global markets.  We have taken steps to diminish the impact of this process on our vendors, customers and employees, and we intend to move forward as expeditiously as possible to complete the restructuring.  More importantly, I want to emphasize that this agreement ensures that our vessels will not be arrested and cargo will get to its destination as scheduled.”

Information about the restructuring is available at the Company’s website www.tbsship.com, or via the Company’s restructuring information line at (888) 418-5566 or (216) 370-3528 (from outside the US).

About TBS International plc

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers.  TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, the completion of the Company's restructuring including the outcome and effects on its business of the proceedings under Chapter 11 of the Bankruptcy Code, and the ability of the Company to satisfy closing conditions under the agreements-in-principle and the plan of reorganization and related documents and to have the plan of reorganization confirmed by the bankruptcy court.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot provide any assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters:  The effects of severe and rapid declines in industry conditions that have required the Company to restructure its outstanding indebtedness, the ability to manage and repay its substantial indebtedness, the ability to maintain financial ratios and comply with the financial covenants in its credit facilities, the ability to continue to operate as a going concern, the ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities, the ability to generate the significant amounts of cash necessary to service its debt obligations, the very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices, excess supplies of dry bulk vessels in all classes and the resulting heavy pressure on freight rates, adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes, the stability and continued growth of the Asian and Latin American economies and rising inflation in China, the Company's vessels exceeding their economic useful lives and the risk associated with operating older vessels, the Company's ability to grow its vessel fleet and effectively manage its growth, impairments of the Company's long-lived assets, compliance with both new and existing environmental laws and regulations, and other factors listed from time to time in our filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in TBS International’s filings with the Securities and Exchange Commission, including TBS International’s Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequently filed Quarterly Reports on Form 10-Q.

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com